UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 13, 2007

Commission file number 1-13163

YUM! BRANDS, INC.
(Exact name of registrant as specified in its charter)

North Carolina	13-3951308

(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

1441 Gardiner Lane, Louisville, Kentucky                40213
(Address of principal executive offices)                 (Zip Code)

Registrant’s telephone number, including area code:       (502) 874-8300

Former name or former address, if changed since last report:   N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 13, 2007, Mr. Peter Hearl, Chief Operating and Development Officer of Yum! Brands, Inc. (the “Company”), informed the Company that after more than 17 years of distinguished service, he will retire from the Company effective March 31, 2008. Mr. Hearl will assist the Company with various transition issues through that date. Roger Eaton has been named Chief Operating and Development Officer-Designate.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits
99.1	Press Release dated December 17, 2007 from YUM! Brands, Inc.: Yum! Brands Appoints Eaton Chief Operating and Development Officer-Designate

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUM! BRANDS, INC.
(Registrant)

Date: December 18, 2007	/s/ John P. Daly
Assistant Secretary

Exhibit 99.1

YUM! BRANDS APPOINTS EATON CHIEF OPERATING AND DEVELOPMENT OFFICER-DESIGNATE

LOUISVILLE, KY: December 17, 2007 – Yum! Brands, Inc. (NYSE:YUM) today announced the appointment of Roger Eaton, 47, as Chief Operating and Development Officer-Designate, replacing Peter Hearl, who has made a personal decision to retire from the Company at the end of March 2008. Eaton will report directly to David C. Novak, Yum! Brands Chairman and Chief Executive Officer, and will assume full responsibility as Chief Operating and Development Officer upon Hearl’s departure after this transition period.

In his new role, Eaton will be responsible for coaching and supporting the divisional brand Chief Operating Officers, and for sharing global Operations Best Practices.  He also will oversee YUM's Restaurant Excellence, Quality Assurance and Development.  The leaders of each of these functions, along with Ben Butler, president of Long John Silver's and A&W All-American Food, and Larry Roberts, General Manager of the newly formed KFCC Operations in the U.S., will report to Eaton.  Since 2006, Eaton has served on the Company’s Partner's Council, a senior leadership Company think tank chaired by Novak.

“I want to thank Peter Hearl for his outstanding service to YUM over the last 17 years, and for the significant contributions he has made to our business. He is a great friend, and he will be well-missed by all. At the same time, Roger Eaton is the perfect choice as YUM’s new Chief Operating and Development Officer. He is one of our very best leaders, with enormous talent, strategic thinking, energy, commitment and a stellar track record of consistent results in one of most developed markets in the world,” said David Novak, Chairman and CEO.

Eaton is an international restaurant industry veteran and has been with the Company for twelve years. Since 2000, he has served as Senior Vice President/Managing Director of Yum! Restaurants International South Pacific and Africa region (SOPAC).  Earlier in his career, Eaton was Regional Operations Director of KFC SOPAC, General Manager of KFC New Zealand and Finance Director of KFC SOPAC.  In each of those roles, Eaton achieved outstanding results.  Under his leadership, SOPAC has had 27 consecutive quarters of profitable same store sales growth, as well as a consistent above target new restaurant builds.

Eaton additionally is credited as being an outstanding role model, leading a team that has consistently innovated around new product development, break-through-the-clutter marketing, dramatic operations improvements, and best-in-class asset redesigns.  He also is a champion of people development and the YUM culture, having coached many successful YUM leaders today who have been relocated from Australia to assume senior leadership positions within the Company.

“I am very gratified that we have an outstanding depth of talent and experience at YUM to seamlessly transition management responsibilities and grow next-generation leaders like Roger Eaton,” Novak added.

Yum! Brands Inc., based in Louisville, Kentucky, is the world's largest restaurant company in terms of system restaurants with over 35,000 restaurants, which includes over 2,000 licensed restaurants, in more than 100 countries and territories. Four of the company's restaurant brands -- KFC, Pizza Hut, Taco Bell and Long John Silver's -- are the global leaders of the chicken, pizza, Mexican-style food and quick-service seafood categories respectively. Yum! Brands is the worldwide leader in multibranding, which offers consumers more choice and convenience at one restaurant location from a combination of KFC, Taco Bell, Pizza Hut, A&W or Long John Silver's brands. The company and its franchisees today operate over 3,500 multibrand restaurants. Outside the United States in 2006, the Yum! Brands' system opened about three new restaurants each day of the year, making it one of the fastest growing retailers in the world. For the past four years, the company has been recognized as one of Fortune Magazine's "Top 50 Employers for Minorities." It also has been recognized as one of the "Top 50 Employers for Women" by Fortune, one of the "40 Best Companies for Diversity" by Black Enterprise Magazine for the past three years, one of Black Enterprise Magazine's "30 Hottest Franchises for 2006," one of the "Corporate 100 Companies Providing Opportunities for Hispanics" by Hispanic Magazine, one of the "Top 50 Corporations for Supplier Diversity" by Hispanic Trends Magazine and by BusinessWeek as one of the "Top 15 Companies for In-Kind Corporate Philanthropy."